Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Interlink Electronics, Inc.:

We hereby consent to incorporation by reference in the Registration Statements (Nos. 033-93066, 333-39371, 333-53870 and 333-107174) on Form S-8 and the Registration Statement (No. 333-112034) on Form S-3 of Interlink Electronics, Inc. of our reports dated March 25, 2005, relating to the consolidated financial statements and the effectiveness of Interlink Electronics, Inc.’s internal control over financial reporting, which included an adverse opinion as to the effectiveness of internal controls over financial reporting, which appear in this Form 10-K.

Very truly yours,

/s/ BDO SEIDMAN, LLP

Los Angeles, California

March 30, 2005